Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-122031 of Central Garden & Pet Company on Form S-3 of our report dated December 6, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in the Annual Report on Form 10-K of Central Garden & Pet Company for the year ended September 25, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California January 28, 2005